UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Sierra Bancorp
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2013

TO THE SHAREHOLDERS OF SIERRA BANCORP:

The Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp will be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257 on Wednesday, May 22, 2013 at 7:30 p.m.

At the annual meeting, you will be asked to consider and vote on the following matters:

1. Election of Directors. To elect the following three individuals to serve as Class II directors until the 2015 annual meeting of shareholders and until their successors are elected and qualified:

Albert L. Berra		Vincent L. Jurkovich
Gordon T. Woods

2. Ratification of Appointment of Independent Accountants. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2013.

3. Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.

4. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote in favor of the election of the above nominees, and in favor of Proposals 2 and 3.

Only shareholders of record at the close of business on March 25, 2013 are entitled to notice of and to vote at the annual meeting. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. If you hold your shares in certificate form, please indicate on the proxy whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 26, 2013	By Order of the Board of Directors __________________________________ Diane Renois Secretary

Important Notice Regarding the Availability of Proxy Materials for the

2013 Annual Meeting of Shareholders to be held on May 22, 2013

This proxy statement and the Company’s 2012 Annual Report to Shareholders are available electronically at

www.sierrabancorp.com/financials

SIERRA BANCORP
86 North Main Street
Porterville, California 93257
(559) 782-4900
___________________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2013
____________________________________

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp (the “Company”), to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California at 7:30 p.m. on Wednesday, May 22, 2013 and at any and all adjournments thereof.

We expect to mail this Proxy Statement and accompanying Notice to shareholders on approximately April 26, 2013.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect three nominees to serve as Class II directors until the 2015 annual meeting of shareholders and until their successors are elected and qualified.

2. Ratification of Appointment of Independent Accountants. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2013.

3. Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.

4. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.) Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein, in favor of Proposals 2 and 3 and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by the Company’s Board of Directors, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but officers, directors and regular employees of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING SECURITIES

There were 14,119,679 shares of the Company's common stock issued and outstanding on March 25, 2013, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. Shareholders do not have cumulative voting rights in connection with the election of directors. The election of three directors to serve until the 2015 Annual Meeting of Shareholders requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the three nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

For all other matters, including the ratification of the appointment of our accountants and the advisory vote on executive compensation, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than eleven until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at seven.

Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following three Class II directors whose terms expire this year, for an additional term of two years:

Albert L. Berra		Vincent L. Jurkovich
Gordon T. Woods

Since shareholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. This means that the three nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

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The following table sets forth information as of March 25, 2013 with respect to (i) each of the persons nominated by the Board of Directors for election as directors, all of whom are also directors of the Company, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group. Additional information concerning the experience and qualifications of the Company’s directors appears below under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

			Term to	Common Stock Beneficially Owned on March 25, 2013
Name, Address and Offices Held with the Company[1]	Principal Occupation for the Past Five Years[2]	Age	Expire/ Director Since	Number of Shares[3]	Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Morris A. Tharp Chairman of the Board	President and Owner, E.M. Tharp, Inc. (Truck Sales and Repair)	73	2014/ 2000 (1977)[6]	499,475[7]	27,500	3.72%

Albert L. Berra Director	Orthodontist/Rancher (Owner, Albert L. Berra, DDS and Berra Farms)	72	2015/ 2000 (1977)[6]	301,191[8]	27,500	2.32%

Robert L. Fields Director	Retired Jeweler (formerly Owner, Bob Fields Jewelers)	85	2014/ 2000 (1982)[6]	469,578	22,500	3.48%

__________________________

1 All offices held apply to both Bank of the Sierra and Sierra Bancorp. The business address of each of the executive officers and directors is 86 North Main Street, Porterville, California 93257.

2 None of the companies listed in this column or in related footnotes, other than Bank of the Sierra, are affiliates of Sierra Bancorp. All positions listed have been held for a period of at least five years unless otherwise indicated.

3 Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

4 Represents option shares which are vested or will vest within 60 days of March 25, 2013 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “ – Compensation of Directors.”

5 This percentage is based on the total number of shares of the Company's common stock outstanding, plus the numbers of option shares for the applicable individual, or for the directors and executive officers collectively, which are vested or will vest within 60 days of March 25, 2013 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “ – Compensation of Directors.”

6 Year first elected or appointed a director of Bank of the Sierra.

7 Includes 5,215 shares held by Mr. Tharp as trustee for the grandchildren of another director of the Company, as to which shares Mr. Tharp has sole voting but no investment power; and 5,280 shares held by Mr. Tharp’s spouse as separate property, as to which shares Mr. Tharp has neither voting nor investment power.

8 Includes 80,704 shares held by Berra Investments, a limited partnership in which Dr. Berra and his spouse are general partners; 22,036 shares held by the Albert L. Berra, DDS Profit Sharing Plan, of which Dr. Berra is trustee, as to all of which shares he has sole voting and dispositive power; and 30,793 shares held by Dr. Berra’s spouse as separate property, as to which shares Dr. Berra has neither voting nor investment power.

(Table and footnotes continued on following page.)

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			Term to	Common Stock Beneficially Owned on March 25, 2013
Name, Address and Offices Held with the Company[1]	Principal Occupation for the Past Five Years[2]	Age	Expire/ Director Since	Number of Shares[3]	Vested Option Shares[4]	Percentage of Shares Outstanding[5]
James C. Holly President, Chief Executive Officer and Director	President and Chief Executive Officer, Bank of the Sierra and Sierra Bancorp	72	2014/ 2000 (1977)[6]	446,876[9]	27,500	3.35%

Vincent L. Jurkovich Director	President and Owner, Porterville Concrete Pipe, Inc. (Manufacturer of Concrete Pipe)	85	2015/ 2000 (1977)[6]	159,450	27,500	1.32%

Lynda B. Scearcy Director	Tax Partner, McKinley Scearcy Associates (Accounting and Consulting Firm)	67	2014/ 2007 (2007)[6]	6,768[10]	22,500	0.21%

Gordon T. Woods Director	Owner and Operator, Gordon T. Woods Construction; Chief Executive Officer, Hydrokleen Systems[11]	77	2015/ 2000 (1977)[6]	37,386	27,500	0.46%

Kenneth R. Taylor Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Bank of the Sierra and Sierra Bancorp	53	n/a	18,500	10,600	0.21%

James F. Gardunio Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer, Bank of the Sierra and Sierra Bancorp	62	n/a	–	42,600	0.30%

Kevin J. McPhaill Executive Vice President and Chief Banking Officer	Executive Vice President and Chief Banking Officer, Bank of the Sierra and Sierra Bancorp	40	n/a	2,000	25,600	0.20%

Directors and Executive Officers as a Group (10 persons)				1,941,224	261,300	15.32%

____________________________________

(Certain footnotes appear on previous page.)

9 Includes 30,000 shares held by Holly Farms, L.P., a limited partnership of which Mr. Holly is a general partner, as to which shares he has sole voting power and shared dispositive power.

10 Includes 50 shares held by a special needs trust of which Ms. Scearcy is successor trustee, as to which shares she has sole voting and dispositive power.

11 Gordon T. Woods Construction is a manufacturer and installer of commercial grade filtration systems and Hydrokleen Systems is a designer and manufacturer of water and waste treatment systems.

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CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

General. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by the Nasdaq rules. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Nominating and Governance, and Compensation Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements.

Executive Sessions. The independent directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2012, our Board of Directors held a total of 13 meetings. Each director attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by all committees of the Board on which such director served during 2012.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is to encourage, but not require, attendance by each director at the Company’s annual meeting of shareholders. All of our directors attended our Annual Meeting of Shareholders in 2012.

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Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board of Directors concerning the nomination of directors for each year’s annual meeting, the Nominating and Governance Committee (the “Governance Committee”) shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee's background, develop personal knowledge about the candidate, develop a consensus of the committee members with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) live or work within 25 miles of an existing or proposed office of the Bank; (viii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (ix) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Company and its subsidiaries; (x) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (xi) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (xii) have no conflict of interest that would interfere with his or her performance as a director; and (xiii) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

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Board Diversity, Qualifications and Experience. As currently comprised, the Board of Directors is a diverse group of individuals who are drawn from various market sectors and industry groups with a presence in the Company’s markets. The Board considers diversity as one of many factors in evaluating the composition of the Board but has no set policy in this regard. Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current Board representation provides backgrounds in accounting, banking, farming, manufacturing, and retail. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, marketing, retail and small business operations. What follows is a brief description of the particular experience, attributes and qualifications of each member of the Company’s Board of Directors that led to the conclusion that these individuals should serve as directors of the Company.

Morris A. Tharp is an original proponent of the Bank and has served as Chairman of the Board of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He has served on the Audit Committee for many years and also serves on the Capital Committee, as well as being an ex officio member of all other Board committees. Mr. Tharp is a native of Porterville and following his schooling, joined his father in the family business of E.M. Tharp, Inc. Over the years, he has purchased the family business and is now sole owner. For many years he has been very involved in community activities. In selecting Mr. Tharp as a nominee, the Board considered the following: His involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the operations of the Company, his leadership qualities and management expertise gained by owning and running his own Company, and his involvement in the local community.

Albert L. Berra has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He has served on numerous committees of the Bank and the Company throughout that time and is currently Chairman of both the Audit Committee and the Compensation Committee. A native of Porterville, Dr. Berra attended the University of California, Berkeley after high school and went on to St. Louis University to complete his dental and orthodontic training. After service in the U.S. Army, Dr. Berra returned to Porterville to establish his orthodontics practice, which he has operated continuously since his return, and he also runs a farming operation in the area. Dr. Berra is involved in many community activities. Dr. Berra was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the operations of the Company, his experience operating his own business, his agricultural expertise, and his active involvement in the local community.

Robert L. Fields was an original proponent of the Bank and has been a director of the Bank since 1982. He has also been a director of the Company since its formation in 2000 and has served on the Compensation Committee and Senior Loan Committee for many years. Mr. Fields was born in Wisconsin, and after his military service he attended college in Los Angeles. He then worked for a jewelry store in Beverly Hills and later had the opportunity to buy his own jewelry store in Porterville. Currently retired from the jewelry business, he is managing his personal investments. During the 38 years Mr. Fields has lived in the Porterville area, he has been involved in many civic activities. In selecting Mr. Fields as a nominee, the Board considered the following: His lengthy experience as a bank director and accumulated knowledge of the operations of the Company; his marketing, financial, and operational expertise gained through operating his own business and managing investments; and his active involvement in the local community.

James C. Holly is a founding Director as well as President and Chief Executive Officer of the Bank, and has served in those same capacities for the Company since its formation in 2000. He was born and raised in Racine, Wisconsin and received both a BBA and an MBA degree from the University of Wisconsin. Mr. Holly is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University and served as a Commissioned Officer in the U.S. Army. He began his banking career with United California Bank, now Wells Fargo Bank. After ten years as a Branch Manager, Mr. Holly left United California Bank and joined in the effort to organize Bank of the Sierra of which he has been President and CEO since its inception in 1977. In selecting Mr. Holly as a nominee, the Board considered the following: His leadership capabilities; his long tenure and strong track record as president of the Bank; his deep understanding of bank lending, operations, and financial management resulting from his banking background; his extensive network in the banking industry; his knowledge of the local economy; and his involvement in the local community.

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Vincent L. Jurkovich has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively, and was an original proponent of the Bank. He has served on numerous committees of the Bank and the Company throughout that time and has served on the Audit and Senior Loan Committees for many years. He is a native of Porterville and owns and operates Porterville Concrete Pipe, a business which was started by his father in 1919. Mr. Jurkovich was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the operations of the Company, his experience operating his own business, and his ties to the local community.

Lynda B. Scearcy has been a director of the Bank and of Sierra Bancorp since December 2007 and has been a valuable member of the Audit Committee since that time. She also serves on several other Board committees including the Senior Loan Committee. She received her undergraduate degree from the University of Florida and her Masters Degree in Taxation from San Joaquin College of Law. Ms. Scearcy is the tax partner at McKinley Scearcy Associates, an accounting and consulting firm which she joined in 1983. Ms. Scearcy is deeply committed to the community, as demonstrated by her involvement with, among others, the Rotary Club of Porterville (Past President), Porterville Chamber of Commerce (Past Treasurer), Tule River Economic Development Corporation (Past Treasurer) and Tulare County Office of Education Foundation (Board Member). In selecting Ms. Scearcy as a nominee, the Board considered the following: Her strong educational background, her experience as a partner and leader at her accounting and consulting firm, her deep understanding of accounting and tax issues, her financial acumen, and her strong commitment to and involvement in the local community.

Gordon T. Woods was an original proponent of the Bank and has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He attended Arizona State University and the University of Arizona on scholarship, majoring in chemical engineering, and is a U.S. Army veteran. His professional experience includes employment as a chemical engineer, as well as executive positions with divisions of Gulf Oil Company and Ford Motor Company. In 1969 he moved to Porterville and established Hydrokleen Systems, a designer and manufacturer of water and waste treatment systems, and in 1989 he established Gordon T. Woods Construction, a manufacturer and installer of commercial grade filtration systems. He is currently CEO of both of those companies. Mr. Woods has been active in numerous service organizations in Porterville and has also served on the Porterville City Council, including two years as the Mayor and two years as Mayor Pro-Tem. Mr. Woods was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the operations of the Company, his experience in executive positions at international companies, his success at owning and operating his own businesses, his financial acumen, and his involvement in the local community.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be a director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including a completed Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

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Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Company, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2014 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 30, 2013.

Board Leadership Structure. The Company is focused on corporate governance practices, and independent Board oversight is valued as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our Chief Executive Officer, are independent. In addition, all of the members of the Board’s Audit Committee, Compensation Committee, and Governance Committee, are independent.

The Company currently has an independent Chairman separate from the Chief Executive Officer, and our corporate governance guidelines specify that these two positions should be kept separate except in unusual circumstances. Such circumstances have not occurred in the Company's history. The Board believes it is important to maintain flexibility in its leadership structure, but firmly supports having an independent director in a board leadership position. If for any reason it were necessary for the Chairman to also hold the office of Chief Executive Officer temporarily, the Board would appoint an independent lead director to serve in an independent leadership position during this time. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman provides independent leadership of the Board and also serves as a liaison between the Board and senior management. The Board has determined that the current structure, an independent Chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position.

Board Role in Risk Oversight. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, financial reporting risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, particularly the Audit and Compensation Committees, has responsibility for the oversight of risk management and consideration of the Company’s entire risk profile. The Board considers the most significant risks facing the Company and the Company’s general risk management strategy, to ensure that risks undertaken by the Company are consistent with the Board’s objectives. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

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The Senior Loan Committee (comprised of directors), of which Mr. Holly is chairman, is responsible for monitoring and controlling risks associated with lending. The Committee meets twice a month, and the Chief Credit Officer presents detailed reports to the Committee at least once per month (including loan concentration reports, details on nonperforming loans and foreclosed assets, etc.).

The Audit Committee is responsible for overseeing the Company’s financial reporting risk and the entire audit function, and it evaluates the effectiveness of internal and external audit efforts. It receives a status report from the Company’s Internal Audit Coordinator on a monthly basis regarding the adequacy and effectiveness of internal control systems, and from the Company’s Risk Manager regarding the Company’s assessment of risks and overall compliance efforts.

The full Board takes responsibility for ensuring that other risks are monitored and controlled, including liquidity and interest rate risk, and the Chief Financial Officer presents quarterly reports to the Board to assist with this responsibility. In addition, to accomplish the Board’s overall risk management strategy, the Board works closely, and meets frequently and as necessary, with senior management to discuss strategy and risks facing the Company. Senior management attends appropriate portions of the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and other independent directors work together to provide strong, independent oversight of the Company’s management and affairs directly and through its standing committees and, when necessary, special meetings of independent directors. While we believe that this division of responsibility is the most effective approach for addressing the risks facing our Company, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board of Directors has, among others, a standing Audit, Compliance and CRA Committee (the “Audit Committee”), composed of directors Berra (Chairman), Jurkovich, Scearcy, Tharp and Woods, each of whom is an independent director as defined by the rules of Nasdaq. Each member of the Audit Committee also meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership. Each Audit Committee member meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. In addition, at least one member of the Audit Committee has the requisite financial sophistication required under the rules of Nasdaq for one such member. While the Board believes that each member of the Audit Committee is highly qualified to discharge his or her duties, the Board has not designated any particular member of the Audit Committee as an “audit committee financial expert” under the SEC’s rules.

During the fiscal year ended December 31, 2012, the Audit Committee held a total of twelve meetings. The purpose of this committee, with respect to its audit duties, is to meet with the Company’s outside auditors, in order to fulfill the legal and technical requirements necessary to adequately protect the Company’s directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all company records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent public accountants, with certain de minimis exceptions. Each year the committee reviews the risk management assessment of the Company’s branches, credit centers and operating units and assigns priorities for the year to have independent reviews conducted by loan, operational, information systems and compliance teams hired by the committee. The committee meets with such independent review consultants on at least an annual basis and approves the contractual basis of each engagement letter and arrangement under consideration. Further, as part of its regular monthly meeting schedule, the committee reviews annual and quarterly SEC reports prior to filing, and discusses those reports with Management and the independent accountants as appropriate. The committee also meets with the accounting audit partner in charge of the engagement, who presents the audited consolidated financial reports to the committee upon completion of the annual engagement. The committee receives and reviews management letters and all reports of external independent firms which have been contracted to perform agreed upon procedures for the benefit of the Company and the committee. Additionally, the committee reviews all Reports of Examination prepared by regulators regarding safety and soundness, compliance, or other examinations performed by such agencies. As part of its responsibilities, the committee also reviews and approves any and all management-initiated responses to engagements conducted by independent consultant firms or regulatory agencies, prior to their submission to such firm or agency. Finally, the Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

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Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Audit Committee Report. The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2012. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received from our independent public accountants written disclosures and a letter as required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526, and discussed with the independent public accountants the firm's independence from management and from the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 28 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Submitted by:
Albert L. Berra, Chairman
Vincent L. Jurkovich	Morris A. Tharp
Lynda B. Scearcy	Gordon T. Woods

Nominating and Governance Committee

General. The Board has a standing Nominating and Governance Committee (the “Governance Committee”) of which director Tharp is Chairman and all other non-employee directors are members. The Governance Committee met once during 2012. All of the members of the Governance Committee are independent directors under Nasdaq rules. The primary purposes of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of shareholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the Company’s operating requirements and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Governance Committee or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; (xii) review and oversee matters relating to the independence of Board and committee members; and (xiii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

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We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Governance Committee Charter. The Board of Directors has adopted a Nominating and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Committee

General. The Board of Directors has a Compensation Committee, of which directors Berra (Chairman), Fields, Scearcy and Woods are members. The Compensation Committee met twice during 2012. All of the members of the Compensation Committee are independent directors under Nasdaq rules. The primary functions of this committee are to (i) consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based plans in which directors and executive officers may participate; (ii) approve option grants or restricted stock awards to the Company’s “Named Executive Officers” unless the Board of Directors, in its discretion, should decide to take such actions instead of the Committee with respect to any such awards; (iii) annually evaluate the performance of the Company’s Chief Executive Officer (the “CEO”) in light of the goals and objectives of the Company’s executive compensation plans and the CEO’s individual performance goals, and make recommendations to the Board of Directors concerning his compensation levels based on this evaluation; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) review and make recommendations to the Board concerning any salary continuation agreements or other contractual arrangements with any officers; (vii) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (viii) review executive officer compensation for compliance with applicable laws and regulations; (ix) have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the CEO, other executive officers, and director compensation; (x) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement; (xi) review and make recommendations to the Board concerning salary ranges for graded personnel, as well as personnel policies and any similar documents relating to personnel matters which require Board approval; and (xii) annually review group health insurance and workers compensation insurance, and make recommendations to the Board with regard to carriers and potential changes in coverage.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

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Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2012. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

In addition, the Compensation Committee reviewed the compensation structure for employees of the Company and concluded that none of the elements comprising such compensation encourages behavior that would lead to excessive risks for the Company.

Submitted by the Compensation Committee of the Board of Directors.

Albert L. Berra, Chairman
Robert L. Fields Lynda B. Scearcy
Gordon T. Woods

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our primary objectives with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to align their interests with those of our shareholders. To that end, we strive to implement compensation plans that are competitive relative to similar publicly-traded banking institutions, and to maintain a substantial level of at-risk compensation for our executives that is, in part, dependent upon the Company’s financial performance. Compensation for our Named Executive Officers consists primarily of the following elements, which are discussed in greater detail below: base salary; an annual formulary incentive bonus in the case of the CEO, and annual discretionary bonuses based on performance guidelines for the other Named Executive Officers; and long-term incentive awards, including stock option grants, salary continuation agreements, and split-dollar insurance benefits. The Compensation Committee evaluates and adjusts the weighting of these components relative to overall compensation from time to time to support Company objectives. The Compensation Committee and the Board also believe it is important to ensure that the compensation of the CEO is equitable and reasonable in relation to that of the other Named Executive Officers, and that the compensation of the other Named Executive Officers is reasonable in relation to each other given their respective duties and responsibilities, experience, and certain other relevant factors. We do not have employment agreements with our Named Executive Officers, but we do provide salary continuation agreements as described below.

Process for Making Compensation Decisions

Roles of the Compensation Committee. The Compensation Committee reviews executive compensation, and makes recommendations to the Board with regard to appropriate target compensation levels and compensation component weightings for all of the Named Executive Officers in alignment with our compensation philosophy. Compensation includes the primary components listed in the previous paragraph, as well as any perquisites, or special or supplemental benefits. In making its recommendations to the Board, the Compensation Committee evaluates compensation for comparable positions at peer institutions, the relative financial performance of the Company, recommendations of the CEO (in the case of the other Named Executive Officers), internal compensation fairness, the past performance and future goals of the CEO, and independent analysis performed by the committee. The specific factors considered are detailed below under “Targeted Compensation” and “Elements of Executive Compensation.” The Compensation Committee has the authority to engage consultants and request other information as needed to fairly measure and evaluate the overall compensation of the Named Executive Officers. The Compensation Committee did not retain a consultant in 2012; rather, it directed Company personnel to utilize publicly available data to update a peer compensation study completed for the Company in a prior year by a professional compensation consulting firm.

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Role of the Chief Executive Officer. The CEO annually reviews the performance of the Named Executive Officers other than himself, and presents his conclusions and recommendations based on those reviews to the Compensation Committee. In 2012, the CEO considered the updated peer compensation study and the stated objectives of the Compensation Committee and the Board in formulating his recommendations for base salary adjustments, target bonus amounts, and equity awards. The Compensation Committee can exercise its discretion in modifying the CEO’s recommendations before making its recommendations to the Board, but generally accepts them as presented. The CEO is not a member of the Compensation Committee, but is invited to attend meetings of the committee as necessary to provide input and recommendations on compensation for the other Named Executive Officers. The CEO is not involved with any aspect of determining his own pay.

Targeted Compensation

As discussed above, the Compensation Committee utilized an updated peer compensation study to assist in establishing targeted levels and components of compensation for the Named Executive Officers. The peer group consisted of 15 publicly-traded bank holding companies which provide general banking services, located primarily in California, with total assets ranging between 60% and 180% of those of the Company (the “Peer Group”).12 The Peer Group will be subject to modification for future studies to ensure that it continues to meet the desired comparison criteria. The study provides an analysis of base salary, short-term incentives (including incentive bonuses), and long-term incentives (including the value of stock option awards and increases in pension values) (collectively, “Total Direct Compensation”), for Peer Group officers most closely equivalent to the Named Executive Officers for whom compensation information is publicly disclosed.

One element in determining targeted Total Direct Compensation for the Named Executive Officers was the Company’s performance relative to peer institutions. For the peer study conducted in the fourth quarter of 2012, trailing twelve-month data was used for performance ratios and September 30, 2012 data was used for period-end comparisons. The Company had bottom-quartile return on average assets and return on average equity among peer banks, due in part to higher credit costs associated with more aggressive actions taken to resolve nonperforming assets. Our total risk-based capital ratio was the highest of any peer in the study, however, and our net interest margin and overhead efficiency ratio were better than average.

Based on the Company’s financial performance relative to peer institutions, information in the peer compensation study, recommendations of the CEO (in the case of the other Named Executive Officers), individual performance, and independent analysis performed by the Compensation Committee, the committee targeted the Peer Group median for Total Direct Compensation as an appropriate level, in general, for Total Direct Compensation for the Named Executive Officers. However, after applying the overriding principle of internal equity and in consideration of the variability in short-term incentive compensation payments by the Company and its peer financial institutions in the past few years, Total Direct Compensation established by the Compensation Committee for an individual Named Executive Officer might exceed or fall short of the target. With regard to the components of Total Direct Compensation, the goal of the Compensation Committee was to maintain a substantial level of “at risk” compensation while striving to ensure that neither base salary nor potential short-term incentive compensation are substantially below the Peer Group median.

__________________________

12 The Peer Group consists of the following bank holding companies: Bank of Commerce Holdings, Redding, California; Bank of Marin Bancorp, Novato, California; Bridge Capital Holdings, San Jose, California; Central Valley Community Bancorp, Fresno, California; Farmers & Merchants Bancorp, Lodi, California; First California Financial Group, Inc., Westlake Village, California; First PacTrust Bancorp, Irvine, California; Heritage Commerce Corp, San Jose, California; Heritage Oaks Bancorp, Paso Robles, California; North Valley Bancorp, Redding, California; Pacific Mercantile Bancorp, Costa Mesa, California; Pacific Premier Bancorp, Inc., Costa Mesa, California; Provident Financial Holdings, Inc., Riverside, California; Trico Bancshares, Chico, California; and Washington Banking Company, Oak Harbor, Washington.

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The aforementioned variables being duly analyzed and considered, the Compensation Committee came to a unanimous conclusion concerning appropriate targets for base salaries, short-term incentives, and long-term incentives for the Named Executive Officers. The Compensation Committee then presented its recommendations to the Board, which unanimously approved those recommendations. The ultimate result was the determination that a 6% increase in base salaries and a corresponding adjustment to short-term incentive potential was appropriate for the Named Executive Officers, effective January 1, 2013. The CEO declined any increase in compensation, thus his salary and bonus potential remain the same. Effective the beginning of 2012, a 4.7% adjustment to the base salary and a corresponding increase in short-term incentive potential were approved for the Chief Banking Officer, in order to bring his cash compensation closer to the Peer Group median, but there were no increases in base salaries or bonus targets for the other Named Executive Officers. Likewise, there were no increases in base salaries or bonus targets for any of the Named Executive Officers for 2011. The number of stock options granted to each Named Executive Officer in the fourth quarter of 2012 was 5,000, with immediate vesting of such options for the CEO and Chief Credit Officer, and 5-year graded vesting for the CFO and the Chief Banking Officer. Stock option grants for 2013 will likely be considered in the fourth quarter.

Elements of Executive Compensation

Base Salary. Base salaries for our executives are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Generally, we believe that executive base salaries should be targeted so as not to be substantially below the 50th percentile of the Peer Group for executives in similar positions with similar responsibilities. Base salaries are reviewed annually, and adjusted as necessary to realign them with market levels after taking into account individual responsibilities, performance and experience. This review generally takes place in the fourth quarter, with an effective date of January 1st for any salary adjustments that might be approved.

Discretionary Annual Bonuses for Named Executive Officers Other than the CEO. The Board of Directors has the authority to award discretionary annual bonuses to the Named Executive Officers based on the recommendations of the Compensation Committee. For Named Executive Officers other than the CEO, the Board has adopted a Graduated Incentive Pay-out Plan that is dependent on individual performance, as determined by the CEO, the Compensation Committee and the Board; and the Company’s financial performance relative to Board-approved targets. Earnings targets and individual performance goals are carefully established to provide a challenge to the Named Executive Officers, while at the same time being realistically achievable without engaging in activities with excessive risk. The Board, based on the recommendations of the Compensation Committee, establishes the potential levels for incentive bonuses at the start of each fiscal year. Bonuses for any given calendar year are typically accrued during the year for which they are applicable but are not paid until March of the following year, subsequent to our receipt of the final audit report and the review and approval of bonus recommendations by the Board of Directors. For 2012, the potential bonus level for Named Executive Officers other than the CEO was 50% of base salary. However, the plan also specifies that these potential levels are guidelines only, and that all payments made pursuant to the plan are ultimately made at the discretion of the Board of Directors. The Compensation Committee makes recommendations to the Board concerning the appropriate discretionary bonuses for the Named Executive Officers subject to this plan, and the Board approves the final bonus amounts. The earnings targets for 2012 required the Company to achieve net income of at least $4.25 million, which would have resulted in potential annual bonus payments of 50% of total target amounts, with the payout ratio increasing incrementally up to a potential full bonus payout if the Company earned at least $8.5 million in net income. Based solely on the Company’s net income relative to the earnings target in 2012, the Company’s Named Executive Officers other than the CEO qualified for discretionary bonuses equivalent to 96% of their maximum potential for short-term incentive pay for the year. However, in light of other events, namely a year-end increase in nonperforming assets, the payout ultimately approved for bonuses for those officers for 2012 was reduced to 74% of total targeted amounts. Net income was 97% of target in 2011, so Named Executive Officers other than the CEO were paid bonuses equivalent to 97% of their maximum bonus potential in 2011. Net income was 76% of target in 2010, so Named Executive Officers other than the CEO were paid bonuses for 2010 equal to 76% of the bonus potential. In 2009 and 2008, net income did not reach the minimum thresholds required for discretionary short-term incentive payments and no bonuses were paid to Named Executive Officers.

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CEO Incentive Bonus. The bonus for the CEO is determined by a separate agreement dating back to the inception of the Bank, which specifies an annual bonus of 5% of the Company’s pre-tax profits up to a maximum of 100% of his base salary. Based on the Company’s pre-tax profit in 2012 the CEO qualified for an annual incentive bonus of $392,050, but voluntarily reduced the payout for 2012 to $323,232. The CEO received an annual incentive bonus of $417,216 for 2011, which equates to 5% of pre-tax profit but is only 96% of the base salary cap. Based on pre-tax income in 2010 the CEO was eligible for an annual bonus of $356,486, but voluntarily reduced the payment to $270,902. In view of the Company’s 2009 and 2008 performance compared to earnings targets, and the fact that the other Named Executive Officers did not receive any discretionary bonuses for those years due to such performance, the CEO declined to accept the incentive bonuses to which he was otherwise entitled for the 2009 and 2008 calendar years.

Equity Incentives and Stock Ownership. Our 2007 Stock Incentive Plan authorizes the Board of Directors or the Compensation Committee to grant directors and employees of the Company restricted stock awards and/or options to purchase shares of our common stock. We have not issued, nor do we currently have plans to issue, restricted stock awards. Rather, we expect to continue to use stock options as our primary long-term equity incentive vehicle, as has been our past practice. The Board and the Compensation Committee feel that stock options align the interests of executives with those of shareholders, provide a balance to the shorter-term nature of base salary and discretionary annual bonuses, and are the best form of equity compensation from the standpoint of encouraging executive retention.

For the past few years we have made, and in the future we expect to continue to make, annual stock option grants to most officers of the Company, although the grants are given at the discretion of the Board of Directors. In determining the number of stock options to be granted, the Board takes into account the officer’s position, scope of responsibility, and ability to impact profits and shareholder value. These grants generally have five-year vesting periods, although stock option grants are immediately vested for directors, and for certain officers who have a minimum number of years of service and a potential retirement date within five years of the grant date. The strike price for options granted in 2012 was the stock closing price on the date of the grant. Stock options have typically been granted during open trading windows (i.e., at times when directors and executive officers are permitted to trade personally) pursuant to the Company’s Insider Trading Policy, and no options may be granted to anyone if material nonpublic information is available to the Board at the proposed time of grant. Additional details concerning the Plan and options granted during 2012 and held at December 31, 2012 by the Named Executive Officers are set forth below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.” We do not have requirements for our executives with regard to specific levels of stock ownership.

Salary Continuation Agreements. To encourage our Named Executive Officers to remain with the Company, we have entered into salary continuation agreements with them that provide annual benefits of up to $100,000 per year for periods of up to 15 years after retirement. The benefit amounts and terms are determined by the individual’s position and scope of responsibility, as well as the amount of the annual expense accrual required to accumulate the appropriate liability for payment obligations. This benefit becomes fully vested and payable upon a change in control if followed by resignation or other termination of employment. The material terms of the salary continuation agreements for each of the Named Executive Officers are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.” The Board and the Committee have concluded that providing these agreements is competitively necessary as virtually all comparable institutions offer similar agreements to their senior officers.

Split-Dollar Life Insurance. We also have split-dollar life insurance agreements with our Named Executive Officers. In connection with these agreements, the Company purchased life insurance policies on the lives of the executives. The Company owns the insurance policies, is entitled to their cash surrender value, and is responsible for paying the cost of the insurance. In the event of the executive’s death, the split-dollar agreements provide that a portion of the policy proceeds shall be paid to the executive’s designated beneficiaries. The split-dollar amount represents, for the most part, the present value of the salary continuation payments referenced in the previous paragraph. In some cases, but not all, the split-dollar allocation continues after the executive’s retirement. The executive is responsible for taxes on the imputed value of split-dollar benefits provided under all agreements entered into in 2005 or later. For some earlier-dated agreements, the Company pays an annual bonus sufficient in amount for the executive to reimburse the Company for the imputed value of the insurance and pay income taxes on the bonus. The Company also provides a small amount of additional life insurance coverage to the Named Executive Officers under its group term life insurance program, which is provided to all employees.

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Deferred Compensation Plan. Executive officers are eligible to participate in a non-qualified deferred compensation plan, the “409A Plan,” whereby they can elect to defer all or part of their salary and/or bonus for payment after retirement or termination of employment. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of the Company, and are credited/charged by the Company for gains/losses pegged to participant-directed investment allocations. Investment allocation options include equity funds, real estate funds, bond funds and a fixed income alternative. The Company offsets deferred compensation gains/losses with tax-advantaged losses/income on separate account Company-owned life insurance that is invested in options similar to those selected by deferred compensation plan participants. No above-market or preferential earnings are provided by the Company with respect to these plans. Further details on the 409A Plan are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Deferred Compensation.”

Perquisites and Other Programs. The Company provides its executive officers with perquisites and personal benefits that it believes are reasonable and consistent with its overall compensation strategy to attract and retain qualified executives and to facilitate the performance of their duties. The Company maintains a 401(k) employee savings and retirement plan, which is offered to all employees. After the end of each calendar year a discretionary contribution to the 401(k) plan is considered by the Board of Directors, which has typically resulted in a Company contribution to plan participants in the range of 50% to 75% of the lesser of the participant’s actual contribution or 6% of the participant’s gross cash compensation during the preceding calendar year. Other benefits available to all employees include medical, dental, and vision insurance. Executive officers may also be provided club memberships, an automobile allowance, a mileage reimbursement, use of a Company-owned automobile, use of a cell phone, and/or a cell-phone allowance. Reportable benefits totaling $10,000 or more are described in the Summary Compensation Table below.

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return, while avoiding forms of compensation that might encourage behavior which could have an adverse impact on the Company. The various pay vehicles offered are balanced to compensate our executives for current performance and provide motivation for them to contribute to our overall future success, and we believe that our executive compensation policies and programs serve the best interests of our Company and our shareholders.

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EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our only other executive officers who served during 2012 (the “Named Executive Officers”):

Name and Principal Position	Year	Salary[13]	Bonus[14]	Non-Equity Incentive Plan Compensation[14]	Option Awards[15]	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings[16]	All Other Compensation[17]	Total

James C. Holly President and Chief Executive Officer	2012 2011 2010	$436,800 436,800 436,800	– – –	$323,232 417,216 270,902	$20,007 18,380 21,062	– $129 –	$65,561 62,773 61,928	$845,600 935,298 790,692

Kenneth R. Taylor Executive Vice President and Chief Financial Officer	2012 2011 2010	228,800 228,800 228,800	$ 84,656 110,968 86,944	– – –	20,983 19,268 16,850	35,108 31,756 28,580	22,202 9,889 9,301	391,749 400,681 370,475

James F. Gardunio Executive Vice President and Chief Credit Officer	2012 2011 2010	197,600 197,600 197,600	73,112 95,836 75,088	– – –	20,983 18,380 16,850	61,953 58,355 54,863	20,768 8,657 7,197	374,416 378,828 351,598

Kevin J. McPhaill Executive Vice President and Chief Banking Officer	2012 2011 2010	185,000 176,800 176,800	68,450 85,748 67,184	– – –	20,983 19,268 16,850	15,961 15,033 14,156	19,549 7,548 5,566	309,943 304,397 280,556

_____________________________

13 Includes portions of these individuals’ salaries which were deferred pursuant to the Company's 401(k) Plan or 409A Plan. The 401(k) Plan permits all employees contribute a portion of their annual compensation on a pre-tax basis. To ensure that the 401(k) Plan maintains its qualified status, highly compensated employees are limited to contributions of approximately 6% of their annual compensation on a pre-tax basis. Annual employer contributions may also be made to the 401(k) Plan at the discretion of the Board of Directors, for distribution to plan participants as a specified percentage of the lesser of their individual contribution or 6% of their annual compensation. The recipients of employer matching contributions are not vested in those amounts during their first year of employment but vest at the rate of 20% per year thereafter, so that by the end of their sixth year of employment they are fully vested in all employer contributions. Employer matching contributions are included in the table above under “All Other Compensation.” Highly compensated employees are also allowed to defer up to 100% of their annual compensation pursuant to a non-qualified 409A Plan, although no matching employer contributions are made to that plan. The 409A Plan is described below under “Deferred Compensation.”

14 The amounts reflected in the Bonus column for the Named Executive Officers other than the CEO are based on the Company’s Graduated Incentive Payout Plan. As discussed in the Compensation Discussion and Analysis, the Graduated Incentive Payout Plan does not specify fixed incentive bonus amounts, but rather establishes guidelines on the basis of which the Compensation Committee and the Board may award discretionary bonuses. Portions of the amounts in the Bonus column may have been deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “Deferred Compensation.” The non-equity incentive plan amount for the CEO is based on his separate agreement with the Board whereby he is entitled to receive an annual bonus of 5% of the Company’s pre-tax profits, up to a maximum of 100% of his base salary. The CEO’s non-equity incentive plan compensation for 2011 represented 5% of pre-tax profits in 2011. The CEO was entitled to annual bonuses of $392,050 for 2012 and $369,000 for 2010 based on the same formula, but he voluntarily accepted the lower amounts reflected in the table for those years.

15 Amounts in the “Option Awards” column represent the aggregate grant date fair values of options awarded during the year, as computed pursuant to FASB accounting standards on stock options. The assumptions used in valuing these option awards in 2012 are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2012.

(Footnotes continued on following page.)

18

Grants of Plan-Based Awards

The following table furnishes information regarding stock options granted to the Named Executive Officers during 2012, which were the only plan-based equity awards granted to the Named Executive Officers in 2012.

					Number of
					Shares
					Underlying
		Estimated Possible Payouts			Options
		Under Non-Equity Incentive Plan Awards[18]			Granted in	Exercise or	Grant Date
Name	Grant Date	Threshold	Target	Maximum	2012	Base Price[19]	Fair Value[20]

James C. Holly	11/15/2012	–	$392,050	$436,800	5,000	$10.21	$20,007
Kenneth R. Taylor	11/15/2012	–	–	–	5,000	10.21	20,983
James F. Gardunio	11/15/2012	–	–	–	5,000	10.21	20,983
Kevin J. McPhaill	11/15/2012	–	–	–	5,000	10.21	20,983

___________________________________

(Certain footnotes continued from previous page.)

16 Represents the salary continuation plan accruals, i.e., the total change for each year in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each Named Executive Officer. See “Pension Benefits” and “Potential Payments Upon Termination or Change in Control” for more information about the salary continuation agreements. There were no above-market or preferential earnings on non-qualified deferred compensation accounts. The Company maintains an account for each deferred compensation plan participant that includes deferred compensation and any earnings thereon. Each account is credited (or charged) in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. For more information see “Deferred Compensation.”

17 The figures in the “All Other Compensation” column include: a $12,000 per year car allowance provided to Named Executive Officers other than the CEO; employer contributions to these individuals’ accounts pursuant to the 401(k) Plan; imputed term life insurance premiums for Messrs. Gardunio and McPhaill; and cash bonuses for Messrs. Holly and Taylor to reimburse them for the imputed value and tax costs associated with their split dollar life insurance benefits. Such bonus amounts were $29,861, $27,073 and $24,578 for Mr. Holly for 2012, 2011 and 2010, respectively. For Mr. Holly only, also includes director fees of $28,200, $28,200 and $30,000 for 2012, 2011 and 2010, respectively. All other amounts described herein, as well as any other perquisites and personal benefits provided to the Named Executive Officers in the years reported, were less than $10,000 per individual per year.

18 Mr. Holly was entitled to a non-equity incentive plan award of $392,050 for 2012, based on an agreement which stipulates an annual bonus of 5% of the Company’s pre-tax profits up to a maximum of 100% of his base salary. See “COMPENSATION DISCUSSION AND ANALYSIS – CEO Incentive Bonus.” However, he voluntarily accepted the reduced amount of $323,232 which is reflected as “Non-Equity Plan Compensation” in the Summary Compensation Table above.

19 The exercise price for all options granted in 2012 is the closing market price of the Company’s stock on the grant date, which the Board of Directors has determined to be substantially equivalent to the fair market value of the shares.

20 Represents the aggregate grant date fair value as computed pursuant to FASB accounting standards on stock compensation. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2012.

19

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding stock options, which were the only form of equity awards held by the Named Executive Officers as of December 31, 2012:

Name	Number of Shares Underlying Unexercised Options – Exercisable	Number of Shares Underlying Unexercised Options – Unexercisable[21]	Option Exercise Price[22]	Option Expiration Date

James C. Holly	2,500 2,500 2,500 5,000 5,000 5,000 5,000	– – – – – – –	$31.70 26.58 19.19 8.80 10.73 10.58 10.21	11/16/16 11/15/17 11/20/18 11/19/19 11/18/20 11/17/21 11/15/22

Kenneth R. Taylor	2,000 2,000 1,600 2,400 1,600 1,000 –	– – 400 1,600 2,400 4,000 5,000	31.70 26.58 19.19 8.80 10.73 10.58 10.21	11/16/16 11/15/17 11/20/18 11/19/19 11/18/20 11/17/21 11/15/22

James F. Gardunio	25,000 2,000 1,600 2,400 1,600 5,000 5,000	– – 400 1,600 2,400 – –	22.74 26.58 19.19 8.80 10.73 10.58 10.21	04/21/15 11/15/17 11/20/18 11/19/19 11/18/20 11/17/21 11/15/22

Kevin J. McPhaill	15,000 2,000 2,000 1,600 2,400 1,600 1,000 –	– – – 400 1,600 2,400 4,000 5,000	28.14 31.70 26.58 19.19 8.80 10.73 10.58 10.21	08/17/16 11/16/16 11/15/17 11/20/18 11/19/19 11/18/20 11/17/21 11/15/22

Option Exercises and Stock Vested

No stock options were exercised by the Named Executive Officers during 2012. No information is provided concerning stock awards, as the Named Executive Officers did not have any stock awards as of December 31, 2012.

__________________________

21 All outstanding options vest at the rate of 20% on each grant date anniversary until fully vested, except for all options granted to the CEO, and the options granted to the Chief Credit Officer in 2012 and 2011, which vested immediately upon grant. Options are for terms of ten years. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

22 The exercise price for all options is the fair market value on the date of grant, as determined by the Board of Directors in accordance with the terms of the stock incentive plan. For options granted in 2012, the closing price of the Company’s stock on the grant date was determined to be substantially equivalent to the fair market value of the options. However, as there is a relatively limited trading market for the Company’s stock and the price is therefore subject to fluctuation, the Board used the weighted average price for all trading days in the 30 calendar days immediately preceding the grant date to determine the fair market values of stock options granted prior to 2012.

20

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers under his Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Pension Benefits

Name	Plan Name	Number of Years Credited Service[23]	Present Value of Accumulated Benefit[24]	Payments During Last Fiscal Year

James C. Holly	Salary Continuation Agreement	n/a	$992,596	–

Kenneth R. Taylor	Salary Continuation Agreement	n/a	215,315	–

James F. Gardunio	Salary Continuation Agreement	n/a	381,795	–

Kevin J. McPhaill	Salary Continuation Agreement	n/a	82,872	–

Deferred Compensation

The Company has a 409A Non-Qualified Deferred Compensation Plan (the “409A Plan”), pursuant to which the Named Executive Officers among others may elect to defer a portion of their annual compensation. The Company does not make contributions to the plan. The 409A Plan is unfunded for tax purposes and for purposes of ERISA. The Company maintains an account for each 409A Plan participant that includes deferred compensation and any earnings thereon. All amounts in these accounts represent unsecured liabilities of the Company. Each account is credited (or charged) every calendar quarter in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. There were no above-market or preferential earnings on the 409A Plan accounts, and no employer matching credits or performance incentive credits have been added to any account. The Company hedges participant earnings with income from Company-owned life insurance that is invested in the same funds that participant-directed indices are based upon, and with deferred tax assets associated with participant accounts. Deferral amounts are selected by the participant in accordance with applicable legal requirements. Payouts may be either lump sum or paid out over time upon retirement or other termination of employment, at the election of the participant subject to various legal requirements and restrictions.

The following table sets forth information concerning activity under the 409A Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2012:

___________________________

23 Benefits due under the salary continuation agreements are set forth in each agreement and are not determined by a formula based on years of service.

24 Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the Named Executive Officers as of December 31, 2012. Monthly charges are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2012, we used a 6% discount rate.

21

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year[25]	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[26]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End[27]

James C. Holly	–	–	$105,355	–	$702,148
Kenneth R. Taylor	–	–	8,342	–	212,181
James F. Gardunio	$46,112	–	69,187	–	538,853
Kevin J. McPhaill	–	–	953	–	6,249

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2012. The benefits which would be triggered in the event of a change in control of the Bank’s common stock include: (i) acceleration of unvested stock options; and (ii) accelerated vesting and payment of benefits under salary continuation agreements. For the salary continuation benefits to be triggered, the individuals must also either resign or be terminated following the change in control.

If a change in control had occurred on December 31, 2012, any unvested stock options for the Named Executive Officers would have become vested and exercisable. Based on the closing market price of $11.43 per share for the Company’s stock on December 31, 2012, the intrinsic value of in-the-money unvested options totaled $15,388 for Mr. Taylor, $5,888 for Mr. Gardunio and $15,388 for Mr. McPhaill as of that date. Under their salary continuation agreements, each of the Named Officers would have received the following annual benefits beginning in 2013, assuming a change in control and related termination or resignation as of December 31, 2012: Messrs. Holly, Taylor and McPhaill, $100,000 per year for fifteen years; and Mr. Gardunio, $75,000 per year for ten years. Because Mr. Holly had already reached his retirement age prior to December 31, 2012, this does not represent an additional benefit resulting from a change in control.

If any of the Named Executive Officers had been terminated on December 31, 2012 without cause, or had left the Company due to death or disability, they would have been vested in a portion of their retirement benefits under their salary continuation agreements. Mr. Holly reached his normal retirement age under his agreement in August 2006, so would have received the full $100,000 per year for fifteen years in the event of termination for any reason (other than cause) at December 31, 2012. If Mr. Taylor, Mr. Gardunio, or Mr. McPhaill had left the Company at December 31, 2012 due to disability or termination without cause, they would have received their accrued liability balances of $215,315, $381,795 and $82,872, respectively. None of these three individuals would have received any benefits in the event of voluntary termination. The material terms of the salary continuation agreements with the Named Executive Officers, including the payments due under the various circumstances described in this paragraph, are described in more detail below.

_________________________

25 These amounts were included for 2012 in the Salary and/or Bonus columns of the Summary Compensation Table in “Summary Executive Compensation Information” above.

26 These amounts were not included in the Summary Compensation Table as none of the earnings on the accounts were above-market or preferential.

27 The balances in these accounts represent a combination of cumulative participant contributions and earnings or losses thereon. The following balances represent cumulative participant contributions only, through December 31, 2012 (including any Executive Contributions in Last Fiscal Year in the table above, as well as any amounts for prior years that are included in the Summary Compensation Table for the year earned and deferred): Mr. Holly: $315,051; Mr. Taylor: $150,821; Mr. Gardunio: $419,633; and Mr. McPhaill: $4,800.

22

Salary Continuation and Split Dollar Agreements. The Company entered into a salary continuation agreement with Mr. Holly in October 2002 which provides an annual benefit of $100,000 per year for fifteen years upon retirement or at age 66 (whichever is later), subject to certain conditions. Mr. Holly reached his normal retirement age under his agreement in August 2006, so will receive the full $100,000 per year for fifteen years in the event of any termination of employment except in the case of termination for cause. The Company also entered into a split dollar agreement with Mr. Holly in October 2002 (amended in July 2003) which provides for a lump sum death benefit in the amount of approximately $978,000 in the event of death prior to retirement while still employed by the Bank. In the event of death after retirement, Mr. Holly’s beneficiary shall receive the full lump sum death benefit under the split dollar agreement in addition to all retirement benefits previously paid under the salary continuation agreement at the time of death, which retirement benefits shall cease at that time.

The Company also entered into a salary continuation agreement with Mr. Taylor in October 2002 (amended in January 2007), which provides an annual benefit of $100,000 per year for fifteen years upon retirement or at age 65 (whichever is later), subject to certain conditions. No benefits are payable in the event of voluntary termination prior to age 65 or termination for cause. In the event of disability or termination without cause, Mr. Taylor would be entitled to a lump sum payment equal to the amount accrued on the Company’s books for such liability as of the end of the month preceding termination or disability. The accrual balance at December 31, 2012 is shown in the Pension Benefits table above. This amount can change depending on the current discount rate, but by current estimates will increase to approximately $657,000 at the end of December 2020, and will be $992,000 when the benefit is fully vested and accrued in August 2024. In the event of a change in control of the Bank’s common stock, Mr. Taylor will be fully vested in his retirement benefits if he resigns or is terminated for any reason other than cause, and will begin to receive such benefits within the month following termination of his employment (subject to the requirements of Section 409A of the Internal Revenue Code), rather than at age 65. The Company also entered into a split dollar agreement with Mr. Taylor in October 2002 which provides for certain payments in the event of death, in addition to the death benefit provided in his salary continuation agreement. The two agreements together provide for a combined lump sum death benefit in the amount of approximately $992,000 in the event of death prior to retirement while still employed by the Bank. In the event of death after retirement or other termination of employment where Mr. Taylor was eligible for salary continuation payments, Mr. Taylor’s beneficiary will receive a lump sum death benefit of approximately $658,000 under his split dollar agreement. Once a death benefit is paid, the Company is released from its obligation to pay any other retirement benefits that might otherwise be due under Mr. Taylor’s salary continuation agreement.

The Company also entered into a salary continuation agreement and a split dollar agreement with Mr. Gardunio in August 2005 containing the same material terms as Mr. Taylor’s agreements, except that the amount of his annual benefit is $75,000; it will be paid for a period of ten rather than fifteen years; and the amount of the pre-retirement and post-retirement lump sum death benefit, which is provided under the split dollar agreement only, is approximately $581,000. In the event of disability or termination without cause, Mr. Gardunio’s lump sum accrual balance as of December 31, 2012 is shown in the Pension Benefits table above. By current estimates his accrual balance is expected to increase every month until August 2015 when it reaches the fully-accrued amount of approximately $566,000, which is the net present value of $75,000 per year for ten years discounted at an annual rate of 6%.

The Company also entered into a salary continuation agreement, but no split dollar agreement, with Mr. McPhaill in January 2007 containing the same material terms as Mr. Taylor’s salary continuation agreement, except that Mr. McPhaill’s salary continuation agreement provides a lump sum death benefit of approximately $992,000 in the event of death prior to retirement while still employed by the Bank; and in the event of death after retirement or other termination of employment, there will be no lump sum death benefit but his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death. In the event of disability or termination without cause, Mr. McPhaill’s lump sum accrual balance would be approximately $252,000 at the end of 2020 and $615,000 at the end of 2030, subject to change depending on the discount rate. This benefit will be fully accrued in May 2037, at which time it is estimated to be $992,000, representing the net present value of $100,000 per year for fifteen years discounted at an annual rate of 6%. The accrual balance at December 31, 2012 is shown in the Pension Benefits table above.

23

The Company accrues monthly for post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the salary continuation agreements. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreements. The amounts expensed for the Named Executive Officers for the salary continuation agreements in 2012 were more than offset by such tax advantaged income.

Compensation of Directors

Non-employee directors received $900 per meeting for their attendance at Board meetings in 2012 and $500 per meeting for committee meetings attended, except for the Chairman of the Board who received $1,500 per Board meeting, and the Chairman of the Audit Committee who received $1,000 per Audit Committee meeting chaired. The President received $900 per meeting for attendance at Board of Directors meetings, but did not receive any fees for attending committee meetings. In addition, all directors received an annual retainer of $16,500. For 2013, the annual retainer increased to $17,325 but per meeting fees remain unchanged.

The Company instituted a Director Retirement Plan on October 1, 2002, and entered into associated agreements with its independent directors at the time. A supplemental plan for independent directors was adopted effective January 1, 2007. Current directors who qualify as plan participants are directors Tharp, Berra, Fields, Jurkovich, and Woods. The plans provide a combined annual benefit of $50,000 to each participant for a period of ten years, commencing at retirement, disability, or “change in control.” In the event of death prior to any of those events, the plans provide a combined death benefit of $377,232, which is equal to the Company’s accrued liability for each plan participant. In case of death after the commencement of any benefit payments made pursuant to retirement disability, or change in control, the death benefit is bifurcated according to the different terms of the 2002 and 2007 agreements. The earlier agreements provide for the payment of a lump sum benefit equal to the present value of the remaining payments under those agreements, discounted at 8%, while the latter agreements stipulate that the normal benefit due under those agreements continue to be paid. The Company’s liability for potential payments under the director retirement agreements became 100% accrued at the end of 2011, at which time directors with retirement agreements were fully vested and eligible for their full benefits under those agreements.

The Company also purchased single-premium life insurance policies covering most of the non-employee directors when the Director Retirement Plan was first implemented, in part to provide tax advantaged income to offset the annual cost of the accruals. Those policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for its original investment in the policies, as well as for certain payments made under the retirement agreements. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the retirement agreements.

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2012. Compensation paid to Mr. Holly, the only director who is also a Named Executive Officer, is set forth above in the various sections concerning compensation paid to Named Executive Officers.

24

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards[28]	Changes in Pension Value and Non-Qualified Deferred Compensation on Earnings[29]	All Other Compensation[30]	Total

Albert L. Berra	$43,200	$20,007	–	$5,279	$68,486
Robert L. Fields	41,700	20,007	–	26,093	87,800
Vincent L. Jurkovich	46,700	20,007	–	26,093	92,800
Lynda B. Scearcy	49,700	20,007	–	–	69,707
Morris A. Tharp	56,400	20,007	–	5,804	82,211
Gordon T. Woods	50,200	20,007	–	8,512	78,719

RELATED PARTY Transactions

Some of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with, Bank of the Sierra (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2012, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the Company’s outstanding common stock as of March 25, 2013, except for the persons listed in the table below. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth above under “ELECTION OF DIRECTORS” above. The following table furnishes information regarding the known holders of more than 5% of the Company’s outstanding common stock:

____________________________

28 Represents the aggregate grant date fair value of options granted in 2012, computed pursuant to FASB accounting standards on stock compensation. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2012. As of December 31, 2012, each non-employee director held fully vested stock options covering the following numbers of shares: directors Berra, Tharp, Jurkovich and Woods: 27,500 shares each; and directors Fields and Scearcy: 22,500 shares each. During 2012, no stock options were exercised by the Company’s directors. Information concerning stock options granted to and held by Mr. Holly, who is also a Named Executive Officer, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

29 There were no retirement plan accruals or above market or preferential earnings on non-qualified deferred compensation accounts in 2012.

30 Consists entirely of cash bonuses to reimburse the applicable individual for the imputed value and tax costs associated with their split dollar life insurance benefits.

25

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[31]
Common Stock	The Banc Funds Company, LLC 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	905,247[32]	6.41%

Common Stock	Private Management Group, Inc. 15635 Alton Parkway, Suite 400 Irvine, California 92618	776,942[33]	5.50%

Common Stock	Wellington Management Company, LLP 75 State Street Boston Massachusetts 02109	772,921[34]	5.47%

Common Stock	Patricia L. Childress 356 North Porter Road PMB 148 Porterville, California 93257	771,732 [35]	5.47%

Common Stock	Carol A. Bates 30731 Highway 190 Porterville, California 93257	645,440[36]	4.57%

________________________

31 The denominator used to calculate these percentages is the number of shares issued and outstanding as of March 25, 2013. However, the numerator is based on publicly available information from SEC filings so is based on the number of shares reported in those filings. For The Banc Funds Company, LLC, Private Management Group, Inc. and Wellington Management, this date is December 31, 2012; for Ms. Childress the date is November 25, 2008; and for Ms. Bates the date is March 19, 2012.

32 Represents shares reported on a Schedule 13G/A as of December 31, 2012 filed jointly by Banc Fund VI LP (“BF VI”), an Illinois Limited Partnership, Banc Fund VII LP (“BF VII”), an Illinois Limited Partnership, and Banc Fund VIII L.P. (“BF VIII”), an Illinois Limited Partnership. According to the Schedule 13G, 303,550 shares are held by BF VI, 294,680 shares are held by BF VII, and 307,017 shares are held by BF VIII. The general partner of BF VI is MidBanc VI LP (“MidBanc VI”), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII LP (“MidBanc VII”), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII LP (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. MidBanc VI, MidBanc VII, and MidBanc VIII are Illinois limited partnerships. The general partner of MidBanc VI, MidBanc VII, and MidBanc VIII is The Banc Funds Company, LLC, (“TBFC”), whose principal business is to be a general partner of MidBanc VI, MidBanc VII, and MidBanc VIII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VI, BF VII, and BF VIII, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.

33 Represents shares reported on a Schedule 13G as of December 31, 2012 filed by Private Management Group, Inc. Private Management Group, Inc. has sole voting and dispositive power with respect to all 776,942 of such shares.

34 Represents shares reported on a Schedule 13G/A as of December 31, 2012 filed by Wellington Management Company, LLP (“Wellington Management”). Wellington Management, in its capacity as an investment adviser, may be deemed to have beneficial ownership of the 772,921 shares of common stock that are owned by its investment advisory clients, none of which is known to have such interest with respect to more than 5% of the class of shares. Wellington Management has shared voting and shared dispositive power over all 772,921 of such shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(Footnotes continued on following page.)

26

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2012 fiscal year, no director or executive officer failed to file, on a timely basis, reports required during or with respect to 2012 by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that Carol Bates failed to timely file one report on Form 4 with respect to one small transaction and Mr. Holly failed to timely file one report on Form 5 with respect to six small gift transactions occurring on the same day in December 2012. We are unable to express an opinion as to whether any other reports required by Section 16(a) were due with respect to 2012 by Patricia Childress and/or Carol Bates.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Vavrinek, Trine, Day & Co., LLP (“Vavrinek”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013. Vavrinek audited the Company’s financial statements for the year ended December 31, 2012. Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of Vavrinek. It is the intention of the persons named in the Proxy to vote such Proxy FOR the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Vavrinek, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Vavrinek are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

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(Certain footnotes continued from previous page.)

35 Represents shares reported on a Schedule 13D/A filed with the SEC on January 28, 2009 concerning an event dated November 25, 2008. According to the Schedule 13D/A, Ms. Childress has sole voting power with respect to 739,059 shares; shared voting power with respect to 32,673 shares; sole dispositive power with respect to 755,165 shares; and shared dispositive power with respect to 6,000 shares. Ms. Childress and Ms. Bates filed the Schedule 13D/A and the original Schedule 13D as a group and indicated that they were deemed to be “acting in concert.” As a group based on their SEC filings, their beneficial ownership is approximately 10.05%.

36 Represents shares reported on a Form 4 concerning a transaction which occurred on March 9, 2012, reporting a sale of 9,800 shares. Additional information concerning the remaining shares held by Ms. Bates is contained in the Schedule 13D/A referenced in footnote 36. According to that Schedule 13D/A, Ms. Bates had sole voting power with respect to 622,567 shares; shared voting power with respect to 32,673 shares; sole dispositive power with respect to 633,134 shares; and shared dispositive power with respect to 6,000 shares. As indicated in footnote 35, based on their SEC filings, Ms. Bates and Ms. Childress are considered a control group and their combined beneficial ownership is approximately 10.04%.

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Fees

The aggregate fees billed by Vavrinek for the fiscal years ended December 31, 2012 and 2011, were as follows:

	2012	2011
Audit fees[37]	$262,000	$254,000
Audit related fees[38]	13,250	13,550
Tax fees[39]	64,500	58,050
All other fees	–	–
Total	$339,750	$325,600

None of the fees paid to our independent public accountants during 2012 and 2011 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Vavrinek’s independence.

Board of Directors’ Recommendation and Required Vote

The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding executive compensation (together with the accompanying narrative disclosure) above. As previously disclosed by the Company, the Board of Directors has determined that it will hold an advisory vote on executive compensation on an annual basis.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any related disclosures contained in the proxy statement for the Company’s 2013 Annual Meeting of Shareholders.”

__________________________

37 Includes $95,000 for both 2012 and 2011, for the audit of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

38 Consists of audits of the Company’s employee benefit plans for both years, as well as services relating to a periodic SEC review in 2011 in the amount of $1,800.

39 Tax services included preparation of tax returns and tax payment planning services, as well as fees related to other tax advice, tax consulting and planning.

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This vote shall not be binding on the Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, nor create or imply any additional fiduciary duty by, the Board or the Compensation Committee. Furthermore, because this non-binding advisory resolution relates primarily to compensation that has already been paid or contractually committed for the Company's named executive officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The Board of Directors and the Compensation Committee believe that the Company’s compensation practices and procedures are (i) designed to accomplish the objectives stated in the Company’s compensation philosophy; (ii) competitive, reasonable and effective; and (iii) appropriately aligned with the long-term success of the Company and the interests of shareholders.

This proposal will be approved if the votes cast in favor exceed the votes cast against it.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2014 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 30, 2013 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2014 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 13, 2014. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 26, 2013	SIERRA BANCORP __________________________ James C. Holly President and Chief Executive Officer

A COPY OF THE COMPANY’S 2012 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO KENNETH R. TAYLOR, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 86 NORTH MAIN STREET, PORTERVILLE, CALIFORNIA 93257.

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ANNUAL MEETING OF SHAREHOLDERS – May 22, 2013

The undersigned shareholder(s) of Sierra Bancorp (the “Company”) hereby nominates, constitutes and appoints Morris A. Tharp, James C. Holly and Diane Renois, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257 on Wednesday, May 22, 2013 at 7:30 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” ALL NOMINEES LISTED ON PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

A	Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED ON PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

1.	Election of Directors. To elect the following three individuals to serve as Class II directors until the 2015 annual meeting of shareholders and until their successors are elected and qualified: Albert L. Berra, Vincent L. Jurkovich and Gordon T. Woods.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For all EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	Ratification of Appointment of Independent Accountants. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2013, as described in the Company’s Proxy Statement dated April 26, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers, as described in the Company’s Proxy Statement dated April 26, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of Sierra Bancorp or its Board of Directors at the Meeting.

B	Non-Voting Items

Change of Address – Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting	☐

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within this box.	Signature 2 – Please keep signature within this box.